Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 28, 2023

Relating to Preliminary Prospectus Supplement Dated September 27, 2023

Registration Statement Nos. 333-252108 & 333-274731

Soleno Therapeutics, Inc.

This free writing prospectus relates only to the offering described below and should be read together with the preliminary prospectus supplement filed with the Securities and Exchange Commission on September 27, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus. This free writing prospectus supplements the Preliminary Prospectus Supplement primarily to reflect the number of shares of our common stock and/or pre-funded warrants that we have agreed to sell in the concurrent private placement described in the Preliminary Prospectus Supplement.

This free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and the accompanying base prospectus. Financial information and other information presented in the Preliminary Prospectus Supplement or incorporated by reference therein is deemed to have changed to the extent affected by the changes described herein. This free writing prospectus should be read together with the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and the accompanying base prospectus, before making a decision in connection with an investment in the securities. Capitalized terms used in this free writing prospectus but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Concurrent Private Placement

On September 28, 2023, we entered into a Securities Purchase Agreement (Purchase Agreement) with certain investors, including entities affiliated with existing holders of our securities (PIPE Investors), which requires the PIPE Investors to purchase from us, concurrently with this offering in a private placement, 3,000,000 shares of our common stock and/or pre-funded warrants at a price per share equal to the public offering price of our common stock and/or pre-funded warrants, respectively, in this offering, and subject to the terms and conditions set forth in the Purchase Agreement. The sale of these shares and/or pre-funded warrants will not be registered under the Securities Act. The private placement is subject to certain closing conditions, and will occur in a closing for the PIPE Investors to be held concurrently with the closing of this offering. The consummation of the concurrent private placement will be contingent upon the closing of this offering. However, the consummation of this offering is not contingent on the consummation of the concurrent private placement.

General

Additional conforming changes are hereby made to the Preliminary Prospectus Supplement to reflect the changes described in this free writing prospectus.

The Issuer has filed a registration statement (including a preliminary prospectus supplement dated September 27, 2023 and the accompanying base prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 or by telephone at (212) 518-9544, or by email at

GSEquityProspectusDelivery@guggenheimpartners.com; from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com; or from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, New York 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com.